Exhibit 15.2

CHINA NATURAL RESOURCES REPORTS FULL YEAR 2020 RESULTS

HONG KONG, April 23, 2021 – CHINA NATURAL RESOURCES, INC. (NASDAQ: CHNR) (the “Company”) today announced its results of operations for the year ended December 31, 2020. For the convenience of the reader, amounts in Chinese Yuan (“CNY”) have been translated into United States dollars (“US$”) at the rate of US$1.00 = CNY6.5306 as quoted by www.ofx.com on December 31, 2020.

Mr. Wong Wah On Edward, the Company's Chairman and Chief Executive Officer, commented on the results: “As with the rest of the world, our business was significantly impacted by the COVID-19 pandemic. The business disruption had a negative financial impact as we focused on ensuring the health of our employees and full compliance with government controls and health policies. This also dramatically slowed our Company’s strategic diversification into healthcare and other non-natural resource sectors. On the financial front we took decisive measures to align our expenses to the reduced revenue profile after we ceased trading copper ore, while prioritizing our working capital usage of cash in the near term. The positive result of our actions and an exchange of our newly issued common shares for equity in Feishang Anthracite Resources Limited (Hong Kong ticker 1738) helped us achieve earnings of CNY 0.90 per share in 2020 compared to a loss of CNY 0.23 per share in 2019. We also recently completed a private placement with certain institutional investors in January 2021 for a total of US$7.3 million. This strengthened our balance sheet giving us the resources to actively continue the Company’s strategic diversification, which we believe will provide greater meaningful opportunities for sustained revenue growth and profitability, as we work to build value for shareholders.”

Mr. Wong Wah On Edward, continued, “I am proud of our team’s efforts and drive during such a challenging period. We continued to make progress in our mining and exploration segment, as well as positioning ourselves to pursue new business opportunities. As I noted earlier, we acquired 8.7% of the shares of Feishang Anthracite Resources Limited, a producer of anthracite coal based in China’s Guizhou province engaged in the acquisition, construction and development of anthracite coal mines and the extraction and sale of anthracite coal. We believe this strategic investment will contribute to our growth, and give us improved access to the capital markets and new opportunities. At the same time, we continued to bolster the team leading our efforts to diversify into healthcare and other non-natural resource sectors. We are pleased to have attracted such highly qualified talent as our new vice presidents, Mr. Zou Yu, who joined us in October 2020 and Dr. Peng Wenlie, who joined us in March 2021. Both seasoned executives have extensive experience in the healthcare and natural medicines sectors. They are already immersed in our company’s day-to-day operations and working to identify potential opportunities in these markets, which we believe are global growth markets. We anticipate these will be a cornerstone of our future business as we move into our next phase of growth.”

About China Natural Resources:

China Natural Resources, Inc. (NASDAQ: CHNR) is currently engaged in the acquisition and exploitation of mining rights in Inner Mongolia, including exploring for lead, silver and other nonferrous metal, and is actively exploring business opportunities in the healthcare and other non-natural resource sectors.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the U.S. federal securities laws. These statements include, without limitation, statements regarding the intent, belief and current expectations of the Company, its directors or its officers with respect to: the potential presented by the healthcare sector in the PRC and other industry sectors in the PRC generally; the impact on the Company’s financial position of an investment in the healthcare sector of the PRC; the impact of the company’s recently acquired marketable securities on its ability to execute on potential acquisitions and its financial position, and its ability to locate and execute on strategic opportunities. Forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statement as a result of various factors. Among the risks and uncertainties that could cause the Company’s actual results to differ from its forward-looking statements are: the potential lack of appetite for the Company’s current holdings as consideration for a transaction in the healthcare sector or otherwise; possible downturns in the healthcare sector in the PRC or other sectors that the Company may invest in; the results of the next assessment by the Staff of the Nasdaq Listing Qualifications department of the Company’s compliance with the Nasdaq Listing Rules; uncertainties related to governmental, economic and political circumstances in the PRC; uncertainties related to metal price volatility; uncertainties related to the Company’s ability to fund operations; uncertainties related to possible future increases in operating expenses, including costs of labor and materials; uncertainties related to the impact of the COVID-19 pandemic; uncertainties related to the political situation between the PRC and the United States, and potential negative impacts on companies with operations in the PRC that are listed on exchanges in the United States; and other risks detailed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. When, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished. Except as required by law, the Company undertakes no obligation to update any forward-looking statements.

CHINA NATURAL RESOURCES, INC.

CONSOLIDATED STATEMENTS OF PROFIT OR LOSS

(Amounts in thousands, except share and per share data)

	Year Ended December 31,
	2019	2020	2019	2020
	CNY	CNY	US$	US$

Revenue	12,969	6,867	1,986	1,052
Cost of sales	(12,752)	(6,854)	(1,293)	(1,050)
Gross profit	217	13	33	2
Selling and distribution expenses	(2)	(2)	—	—
Administrative expenses	(5,814)	(7,140)	(890)	(1,093)

OPERATING LOSS	(5,599)	(7,129)	(857)	(1,091)

Fair value gain on financial assets at fair value through profit or loss	—	31,334	—	4,798
Finance costs	(62)	(60)	(9)	(9)
Interest income	16	18	2	3

(LOSS)/PROFIT BEFORE INCOME TAX	(5,645)	24,163	(864)	3,701

INCOME TAX BENEFIT	—	1,416	—	217

(LOSS)/PROFIT FOR THE YEAR	(5,645)	25,579	(864)	3,918

ATTRIBUTABLE TO:
Owners of the Company	(5,645)	25,579	(864)	3,918
Non-controlling interests	—	—	—	—
	(5,645)	25,579	(864)	3,918

(LOSS)/EARNINGS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY:
Basic and diluted
- Net (loss)/earnings per share	(0.23)	0.90	(0.04)	0.14

CHINA NATURAL RESOURCES, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF DECEMBER 31, 2019 AND 2020

(Amounts in thousands)

	December 31,
	2019	2020	2019	2020
	CNY	CNY	US$	US$
ASSETS (1)
NON-CURRENT ASSETS
Property, plant and equipment	214	158	33	25
Right-of-use assets	616	1,079	94	165
TOTAL NON-CURRENT ASSETS	830	1,237	127	190
CURRENT ASSETS
Prepayments	29	25	4	4
Trade Receivables	3,956	—	606	—
Other Receivables	39	42	6	6
Financial assets at fair value through profit or loss	—	138,674	—	21,234
Cash and cash equivalents	3,444	2,450	527	375
TOTAL CURRENT ASSETS	7,468	141,191	1,143	21,619
TOTAL ASSETS	8,298	142,428	1,270	21,809

LIABILITIES
CURRENT LIABILITIES
Trade payables	3,896	100	597	15
Other payables and accrued liabilities	2,161	3,558	331	545
Taxes payable	16,818	10,205	2,575	1,563
Lease liabilities	803	745	123	114
Due to related companies	5,077	9,158	777	1,402
Due to the Shareholder	7,097	7,149	1,087	1,095
TOTAL CURRENT LIABILITIES	35,852	30,915	5,490	4,734
NON- CURRENT LIABILITIES
Deferred tax liabilities	—	9,964	—	1,526
Lease liabilities	—	347	—	53
TOTAL NON- CURRENT LIABILITIES	—	10,311	—	1,579
TOTAL LIABILITIES	35,852	41,226	5,490	6,313

(DEFICIENCY IN ASSETS)/EQUITY
Issued capital	312,081	390,297	47,787	59,764
Other capital reserves	692,518	716,776	106,042	109,756
Accumulated losses	(1,028,284)	(1,002,705)	(157,456)	(153,539)
Other comprehensive loss	(3,869)	(3,166)	(593)	(485)
(DEFICIENCY IN ASSETS)/EQUITY	(27,554)	101,202	(4,220)	15,496

TOTAL LIABILITIES AND EQUITY	8,298	142,428	1,270	21,809

The consolidated statements of profits or loss of the Company for the years ended December 31, 2019 and 2020 and the consolidated statements of financial position of the Company as of December 31, 2019 and 2020 have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. The consolidated statements of profits or loss and the consolidated statements of financial position have been derived from and should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2020 contained in the Company’s Annual Report on Form 20-F as filed with the Commission on April 23, 2021.

(1)

Does not reflect the Company’s January 2021 registered direct placement of 3,960,000 common shares, or approximately $7.3 million of common shares, no par value, at a price of $1.85 per share to certain institutional investors. In a concurrent private placement, the Company also issued to the investors warrants (“Warrants”) initially exercisable for the purchase of 1,584,000 common shares at an exercise price of $2.35 per share, which Warrants have a term of 36 months from the date of issuance. The net proceeds from this offering were used for general working capital purposes.